UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 24, 2015

Trimerica Energy Corporation

(Exact name of Registrant as specified in its charter—formerly

Treaty Energy Corporation)

Delaware	000-28015	88-0884116
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

201 St. Charles Avenue, Suite 2513

New Orleans, LA 70170

(Address of principal executive offices)

504-754-6987

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Treaty Energy Corporation (address unchanged)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Effective August 21, 2015, the issuer changed its name to Trimerica Energy Corporation (from Treaty Energy Corporation) and re-domiciled to Delaware (from Nevada). Those changes are reflected in the Form 8-K (the “Prior 8-K”) filed with the Commission on its EDGAR system August 21, 2015. A corporate actions filing with FINRA was made August 24, 2015 in order to so reflect the changes herein specified. This is the first report being filed since engaging in the Delaware Section 251(g) reorganization and changing its name in Delaware to “Trimerica Energy Corporation” (hereafter, the “Company”).

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ITEM 8.01. OTHER EVENTS

On August 24, 2015, the Company filed an application with FINRA to effect certain “corporate actions,” specifically effecting (i) a name change to Trimerica Energy Corporation consistent with its reincorporation in Delaware alluded to above and addressed in the Prior 8-K; (ii) a 1 for 11.5 reverse split; (iii) and a new trading symbol.

Assuming the review is concluded as filed and consistent with FINRA regulations, the following result was requested to be effective on September 9, 2015 (the actual effective date would be dependent upon FINRA):

•	The Company’s name will be changed to Trimerica Energy Corporation and FINRA will assign a new trading symbol, superseding the current TECO symbol.
•

The 1 for 11.5 roll back will be effective September 8, 2015 for shareholders of record on that date, reducing the number of common shares outstanding from 1,778,202,295 to 169,352,600 (rounding up to the next whole number if fractional shares result).

Once effected, consistent with current management’s commitment to be more disclosive in character, the Company will issue another Form 8-K to reflect the outcome of this FINRA filing and associated corporate actions.

Also, once FINRA approval received, the Company will also then take immediate action in Delaware to reduce the authorized common shares to an aggregate 650,000,000 shares, specifically 645,000,000 common (from the current 2.3 Billion) and 5,000,000 preferred (from the current 50,000,000).

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description

99.1	August 27, 2015 Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trimerica Energy Corporation (Registrant)

Date: August 27, 2015	By:	/s/ Andrew Kramer
Andrew Kramer General Counsel and Secretary

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INDEX TO EXHIBITS

Exhibit Number	Description

99.1	August 27, 2015 Press Release

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